Exhibit 5.1

155 Wellington Street West Toronto, ON M5V 3J7 Canada dwpv.com
File 244504

October 1, 2020

Agnico Eagle Mines Limited

145 King Street East

Suite 400

Toronto, ON M5C 2Y7

Dear Sirs/Mesdames:

Registration Statement on Form F-3

We have acted as Canadian counsel to Agnico Eagle Mines Limited (the “Corporation”) in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, that registers 3,000,000 common shares of the Corporation (the “Shares”) issuable pursuant to the Corporation’s Dividend Reinvestment and Share Purchase Plan (the “Plan”).

In connection with the opinion hereafter expressed, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed necessary to render the opinion. As to certain matters of fact, we have relied upon a certificate of an officer of the Corporation dated the date hereof. For the purposes of the opinion expressed below, we have assumed, without independent investigation or verification, the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the legal capacity of all natural persons, the authenticity of all documents and instruments submitted to us as originals, the conformity to originals of all documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies thereof and the authenticity of the originals of such copies and facsimiles.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Shares will be, when issued and delivered in accordance with the terms and conditions of the Plan, validly issued and outstanding as fully paid and non-assessable common shares of the Corporation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations thereunder.

Yours very truly,

/S/ DAVIES WARD PHILLIPS & VINEBERG LLP